Exhibit 8.1
September 26, 2006

(212) 351-4000	C 92712-00007
(212) 351-4035
Telemar Participações S.A.
Praia de Botafogo 300, 11° andar, sala 1101 (parte)
22250-040—Rio de Janeiro, RJ
Brazil
Ladies and Gentlemen:
     We have acted as counsel to Telemar Participações S.A., a Brazilian corporation (“Acquiring”), and Tele Norte Leste Participações S.A., a Brazilian corporation (“Target”), in connection with the proposed exchange by shareholders of Target of their Target shares for Acquiring shares (the “Stock Swap”).
     In formulating our opinion, we have reviewed such documents as we deemed necessary or appropriate, including the Registration Statement of Acquiring on Form F-4 dated May 11, 2006, filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933 (the “Act”), Amendment No. 1 to the Registration Statement dated July 20, 2006, filed with the Commission pursuant to the Act, and Amendment No. 2 to the Registration Statement dated August 28, 2006, filed with the Commission pursuant to the Act (together, the “Registration Statement”), including the Preliminary Prospectus of Acquiring that is contained therein.
     Our opinion set forth below assumes (i) the accuracy of the statements and facts concerning the Stock Swap set forth in the Registration Statement; (ii) that the Stock Swap will be consummated in the manner contemplated by, and in accordance with, the terms set forth in the Registration Statement; and (iii) the accuracy of (a) the representations made to us by Acquiring, which are set forth in a Certificate dated September 26, 2006, and (b) the representations made to us by Target, which are set forth in a Certificate dated September 26, 2006.
     Based upon the foregoing and in reliance thereon, and subject to the qualifications, exceptions, assumptions and limitations herein contained, we are of the opinion that:

Telemar Participações S.A.
September 26, 2006

1.	The Stock Swap will be treated for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”).

2.	Acquiring and Target each will be treated as a party to the reorganization within the meaning of Section 368(b) of the Code.
We express no opinion concerning any tax consequences of the Stock Swap other than those specifically set forth herein.
     Our opinion is based on current provisions of the Code, Treasury Regulations promulgated thereunder, published pronouncements of the Internal Revenue Service, and case law, any of which may be changed at any time with retroactive effect. Any change in applicable law or the facts and circumstances surrounding the Stock Swap, or any inaccuracy in the statements, facts, assumptions, and representations on which we relied, may affect the continuing validity of the opinion set forth herein. We assume no responsibility to inform you of any such changes or inaccuracy that may occur or come to our attention.
     This opinion has been furnished to you solely in connection with the transactions described herein and may not be relied upon by any other person or by you for any other purpose without our specific, prior, written consent.
     We hereby consent to the filing of this opinion with the SEC as an exhibit to the Registration Statement and to the reference made to our firm under the heading “Legal Matters” in the Registration Statement.
Very truly yours,
GIBSON, DUNN & CRUTCHER LLP
JT/ADP/CS/cs